Exhibit 4.1

GRACO
DEFERRED COMPENSATION PLAN
(2005 Statement)

GRACO
DEFERRED COMPENSATION PLAN
(2005 Statement)

TABLE OF CONTENTS

Page

SECTION 1.	INTRODUCTION AND DEFINITIONS			1

	1.1.	Preamble
	1.2.	Definitions
		1.2.1.	Account
		1.2.2.	Affiliate
		1.2.3.	Annual Valuation Date
		1.2.4.	Beneficiary
		1.2.5.	Board of Directors
		1.2.6.	Code
		1.2.7.	Committee
		1.2.8.	Compensation
		1.2.9.	Deferred Compensation Agreement
		1.2.10.	Disability
		1.2.11.	Effective Date
		1.2.12.	Employer
		1.2.13.	ERISA
		1.2.14.	Graco
		1.2.15.	Participant
		1.2.16.	Plan
		1.2.17.	Plan Statement
		1.2.18.	Plan Year
		1.2.19.	Separation from Service
		1.2.20.	Valuation Date
		1.2.21.	Vested
		1.2.22.	Vice President of Human Resources
	1.3.	Rules of Interpretation

SECTION 2.	ELIGIBILITY TO PARTICIPATION			5

	2.1.	General Eligibility Rule
	2.2.	Selection for Participation in the Plan
	2.3.	Deferred Compensation Agreement
		2.3.1.	Amount of Deferrals
		2.3.2.	Initial and Annual Elections
		2.3.3.	Effective Date of Elections
		2.3.4.	Evergreen Elections
		2.3.5.	Ineligible to Defer Compensation
		2.3.6.	Separation from Service

SECTION 3.	CONTRIBUTIONS AND ALLOCATION THEREOF			7

	3.1.	Deferred Compensation Agreement Contributions
		3.1.1.	Amount
		3.1.2.	Allocation
	3.2.	Employer Contributions

SECTION 4.	INVESTMENT AND ADJUSTMENT OF ACCOUNTS			8

	4.1.	Designation of Measuring Investments
	4.2.	Operational Rules for Measuring Investments
	4.3.	Investment Direction of Participants
		4.3.1.	Rights of Participants
		4.3.2.	Transmission of Investment Directions
	4.4.	Losses Under the Plan

SECTION 5.	VESTING			9

SECTION 6.	UNFUNDED PLAN			10

SECTION 7.	DISTRIBUTIONS			11

	7.1.	Distribution
		7.1.1.	Time of Distribution
		7.1.2.	Form of Distribution
		7.1.3.	Taxation of Distribution
		7.1.4.	Death Prior to Full Distribution
	7.2.	Designation of Beneficiaries
		7.2.1.	Right to Designate
		7.2.2.	Failure of Designation
		7.2.3.	Disclaimers by Beneficiaries
		7.2.4.	Definitions
		7.2.5.	Special Rules
	7.3.	General Distribution Rules
		7.3.1.	Distribution in Cash
		7.3.2.	Facility of Payment

SECTION 8.	SPENDTHRIFT PROVISION			18

SECTION 9.	AMENDMENT AND TERMINATION			19

	9.1.	Amendment
	9.2.	Discontinuance of Contributions and Termination of Plan
	9.3.	Merger or Spinoff of Plans
		9.3.1.	In General
		9.3.2.	Beneficiary Designations

SECTION 10.	INDEMNIFICATION			20

SECTION 11.	DETERMINATIONS — CLAIM PROCEDURES			21

	11.1.	Determinations
	11.2.	Claim and Review Procedures
		11.2.1.	Initial Claim
		11.2.2.	Notice of Initial Adverse Determination
		11.2.3.	Request for Review
		11.2.4.	Claim on Review
		11.2.5.	Notice of Adverse Determination for Claim on Review
	11.3.	Rules and Regulations
		11.3.1.	Adoption of Rules
		11.3.2.	Specific Rules
	11.4.	Deadline to File Claim
	11.5.	Exhaustion of Administrative Remedies
	11.6.	Deadline to File Legal Action
	11.7.	Knowledge of Fact by Participant Imputed to Beneficiary and Others

SECTION 12.	PLAN ADMINISTRATION			26

	12.1.	Board of Directors
	12.2.	Committee
	12.3.	Vice President of Human Resources
	12.4.	Fiduciary Responsibility — In General
		12.4.1.	Limitation on Authority
		12.4.2.	Dual Capacity
	12.5.	Administrator
	12.6.	Named Fiduciaries
	12.7.	Service of Process
	12.8.	Rules and Regulations
	12.9.	Method of Executing Instruments
	12.10.	Information Furnished by Participants
	12.11.	Receipt of Documents
	12.12.	Powers of Attorney
	12.13.	Guardians and Conservators

SECTION 13.	IN GENERAL			29

	13.1.	Disclaimers
		13.1.1.	Effect on Employment
		13.1.2.	Sole Source of Benefits
	13.2.	Applicable Laws
		13.2.1.	ERISA Status
		13.2.2.	Internal Revenue Code Status
	13.3.	Choice of Law

SCHEDULE I-	EMPLOYERS PARTICIPATING			SI-1

SCHEDULE II-	COVERED SALARY GRADE LEVELS AND CLASSIFICATIONS			SII-1

SCHEDULE III-	MEASURING INVESTMENTS			SIII-1

GRACO
PAY DEFERRAL PLAN
(2005 Statement)

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1.     Preamble. Effective May 1, 2005, Graco Inc., a Minnesota corporation, established this nonqualified, unfunded, deferred compensation plan under section 409A of the Internal Revenue Code for the benefit of a select group of management or highly compensated employees of Graco Inc. and related Employers.

1.2.     Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

          1.2.1.     Account — the separate bookkeeping account established for each Participant which represents the separate unfunded and unsecured general obligation of the Employers established with respect to each individual who is a Participant in the Plan to track credits and the investment return on those credits.

          1.2.2.     Affiliate — a business entity which is not an Employer but which is part of a “controlled group” with the Employer or under “common control” with the Employer or which is a member of an “affiliated service group” that includes an Employer, as those terms are defined in section 414(b), (c) and (m) of the Code. A business entity which is a predecessor to the Employer shall be treated as an Affiliate if the Employer maintains a plan of such predecessor business entity or if, and to the extent that, such treatment is otherwise required by regulations under section 414(a) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code. In addition to said required treatment, the Vice President of Human Resources may designate as an Affiliate any business entity which is not such a “controlled group,” “common control,” “affiliated service group” or “predecessor” business entity but which is otherwise affiliated with an Employer, subject to such limitations as the Vice President of Human Resources may impose.

          1.2.3.     Annual Valuation Date — each December 31.

          1.2.4.     Beneficiary — a person designated by a Participant (or automatically by operation of this Plan Statement) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.

          1.2.5.     Board of Directors — the board of directors of Graco or of its successor. “Board of Directors” also shall mean and refer to any properly authorized committee of the directors.

          1.2.6.     Code — the Internal Revenue Code of 1986, including applicable regulations for the specified section of the Code. Any reference in this Plan Statement to a section of the Code, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

          1.2.7.     Committee — the Compensation Committee of the Board of Directors.

          1.2.8.     Compensation — a Participant’s Compensation shall consist of the following:

(a)	Advance Sales Incentive Awards — the sales incentive awards, if any, paid during the calendar year.

(b)	Annual Bonus Awards — the annual bonus amount, if any, determined by the Employer and paid to the employee before March 15th of the following Plan Year.

(c)

Base Salary — the standard amount paid to an employee as salary at regular payroll intervals during a Plan Year by the Employer (which shall exclude any Advance Sales Incentive Awards, Year-End Sales Incentive Awards, or Annual Bonus Awards) prior to the employee’s date of Separation from Service.

(d)

Year-End Sales Incentive Awards — the sales incentive awards, if any, paid before March 15th of the following Plan Year after all proper adjustments have been made for Advance Sales Incentive Awards paid during the Plan Year.

Items described in (a), (b), (c) or (d). above shall not be considered Compensation until they are earned by the Participant.

         1.2.9.      Deferred Compensation Agreement — the written agreement made by a Participant pursuant to which the Participant agrees to accept a reduction in Compensation and the Employer agrees to credit the amount of such reduction to the Participant’s Account.

         1.2.10.    Disabled or Disability — an impairment which renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. A Disability must be evidenced by (i) a certification by a doctor of medicine, or (ii) the official written determination that the individual will be eligible for disability benefits under the federal Social Security Act.

         1.2.11.    Effective Date — May 1, 2005.

         1.2.12.    Employer — each of the following employers:

(a)	Graco,

(b)

Any employer affiliated with Graco that adopts the Plan with the consent of Graco and subject to such limitations (not inconsistent with federal law) as Graco may impose with respect to the extent that service with such employer prior to such adoption will be included in determining an employee’s initial eligibility to enroll as a Participant in the Plan, and

(c)	Any successor thereof that adopts the Plan.

The name of each Employer, the effective date of its adoption of the Plan, and a specification of whether an employee’s pre-adoption service with such Employer will be included in determining the Participant’s initial eligibility to enroll as a Participant in the Plan shall be set forth in Schedule I to this Plan Statement.

         1.2.13.    ERISA — the Employee Retirement Income Security Act of 1974, including applicable regulations for the specified section of ERISA. Any reference in this Plan Statement to a section of ERISA, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

         1.2.14.     Graco — Graco Inc., a Minnesota corporation, and any successor thereof.

         1.2.15.   Participant — an employee of the Employer who is selected for participation in the Plan. An employee who has become a Participant shall continue as a Participant in the Plan until the date of the Participant’s death or, if earlier, the date upon which the Participant has received a distribution of the Participant’s entire Account under the Plan.

         1.2.16.    Plan — the nonqualified, unfunded, deferred compensation plan of the Employer established for the benefit of employees eligible to participate therein, as first set forth in this Plan Statement. (As used herein, “Plan” refers to the legal entity established by the Employer and not to the documents pursuant to which the Plan is maintained. Those documents are referred to herein as the “Plan Statement.”) The Plan shall be referred to as the “Graco Deferred Compensation Plan.”

         1.2.17.    Plan Statement — this document entitled “Graco Deferred Compensation Plan (2005 Statement),” as the same may be amended from time to time.

         1.2.18.    Plan Year — the twelve (12) consecutive month period ending on any Annual Valuation Date.

         1.2.19.    Separation from Service — a separation from service for the purposes of section 409A of the Code.

         1.2.20.    Valuation Date — any day that the U.S. securities markets are open and conducting business.

         1.2.21.    Vested — nonforfeitable.

         1.2.22.    Vice President of Human Resources — the individual who is the Vice President of Human Resources of Graco or such person as designated by the Chief Executive Officer of Graco.

1.3.    Rules of Interpretation. An individual shall be considered to have attained a given age on the individual’s birthday for that age (and not on the day before). The birthday of any individual born on a February 29 shall be deemed to be February 28 in any year that is not a leap year. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here”shall mean and refer to the entire Plan Statement and not to any particular paragraph or section of this Plan Statement unless the context clearly indicates to the contrary. The titles given to the various sections of this Plan Statement are inserted for convenience of reference only and are not part of this Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any a provision hereof. Any reference in this Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation. This Plan Statement has been executed and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Minnesota. Notwithstanding any other provision of this Plan Statement or any election or designation made under the Plan, any individual who feloniously and intentionally kills a Participant or Beneficiary shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant or Beneficiary. For purposes of this section, an individual will be found to have feloniously and intentionally killed a Participant or Beneficiary, only if a final judgment of conviction of felonious and intentional killing of such Participant or Beneficiary has been entered against such individual by the trial court. Notwithstanding anything to the contrary, the Vice President of Human Resources may deny any request for a distribution pending a determination under this section.

SECTION 2

ELIGIBILITY TO PARTICIPATION

2.1.    General Eligibility Rule. An employee of an Employer who satisfies the following three conditions:

(a)	is in one of the following classifications:

(i)	the Chief Executive Officer, a Vice President or other executive officer of Graco,

(ii)	a position, salary schedule, grade or other classification as set forth in Schedule II to this Plan Statement, or

(iii)	such other position, salary schedule, grade or other classification as determined by the Vice President of Human Resources and specified by amendment in Schedule II,

(b)	is employed by an Employer on or before November 1 of the Plan Year preceding the Plan Year in which the individual would commence to participate in the Plan (if selected for participation), and

(c)	is selected for participation (as described in Section 2.2),

shall be eligible to become a Participant. An employee shall become a Participant as of the January 1 next following the acceptance and approval of such individual’s properly completed Deferred Compensation Agreement by the Vice President of Human Resources.

2.2.     Selection for Participation in the Plan. Only employees who are selected for participation in the Plan by the Vice President of Human Resources shall be eligible to become a participant in the Plan. The Vice President of Human Resources shall not select any employee for participation unless the Vice President of Human Resources determines that such employee is a member of a select group of management or highly compensated employees (as that expression is used in ERISA).

2.3.     Deferred Compensation Agreement.

          2.3.1.     Amount of Deferrals. Subject to the following rules and any rules adopted by the Vice President of Human Resources, a Participant by entering into a Deferred Compensation Agreement may make elective contributions through a pay reduction equal to but not less than (i) one percent (1%) nor more than fifty percent (50%) (in whole percentages) of the portion of the Participant’s Base Salary and Advance Sales Incentives, and (ii) one percent (1%) nor more than one hundred percent (100%) (in whole percentages) of the portion of the Participant’s Annual Bonus Awards and Year-End Sales Incentive Awards. The Vice President of Human Resources may, from time to time under rules, change the minimum and maximum allowable elective contributions, although such changes shall not take effect until the following Plan Year. Salary deferrals will begin as soon as administratively practicable following the January 1 on which the Employee becomes a Participant. The Deferred Compensation Agreement shall remain in effect for the remainder of the Plan Year (unless terminated upon a Participant’s death or Separation from Service).

          2.3.2.     Initial and Annual Elections. Employees selected to participate and Participants may enter into a Deferred Compensation Agreement to defer compensation, or increase or decrease the amount of deferred compensation, during the period beginning on November 1 and ending on December 31 of each year for the subsequent Plan Year.

          2.3.3.     Effective Date of Elections. The Participant’s Deferred Compensation Agreement will be effective as of the January 1 following the date of the Participant’s election.

          2.3.4.     Evergreen Elections. The Participant’s Deferred Compensation Agreement shall remain in effect until the Participant timely completes a new Deferred Compensation Agreement during a subsequent period described in Section 2.3.2 (unless terminated as provided in Section 2.3.5 or Section 2.3.6).

          2.3.5.     Ineligible to Defer Compensation. The Deferred Compensation Agreement of a Participant who is determined to be no longer eligible to defer compensation shall terminate as of the last day of the Plan Year in which the Employer makes the determination that the Participant is longer eligible to defer compensation.

          2.3.6.     Separation from Service. The Deferred Compensation Agreement of a Participant shall be terminated automatically as of the date of the Participant’s Separation from Service.

SECTION 3

CONTRIBUTIONS AND ALLOCATION THEREOF

3.1.   Deferred Compensation Agreement Contributions.

        3.1.1.    Amount. The Employer shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s elective deferrals under the Deferred Compensation Agreement.

        3.1.2.    Allocation. The portion of the contribution made with respect to each Participant shall be allocated to that Participant’s Account for the Plan Year with respect to which it is made and, for the purposes of this section, shall be credited as soon as practicable after it is deducted from the Participant’s Compensation.

3.2.   Employer Contributions. An Employer may, in its sole discretion, make employer discretionary contributions to a Participant’s Account.

SECTION 4

INVESTMENT AND ADJUSTMENT OF ACCOUNTS

4.1.     Designation of Measuring Investments. Measuring investments are specified solely as a device for computing the amount of benefits to be paid by the Employer under the Plan, and the Employer is not required to purchase such investments. The measuring investments are listed in Schedule III to this Plan Statement.

4.2.     Operational Rules for Measuring Investments. The Vice President of Human Resources shall adopt rules specifying the circumstances under which a particular measuring investment may be elected, or shall be automatically utilized, the minimum or maximum amount or percentage of an Account which may be allocated to a measuring investment, the procedures for making or changing measuring investment elections, the extent (if any) to which Beneficiaries of deceased Participants may make measuring investment elections and the effect of a Participant’s or Beneficiary’s failure to make an effective measuring investment election with respect to all or any portion of an Account.

4.3.     Investment Direction of Participants.

          4.3.1.     Rights of Participants. A Participant shall direct the Vice President of Human Resources as to the measuring investments which shall be the standard by which the value of the Participant’s Account shall be measured.

          4.3.2.     Transmission of Investment Directions. Through a voice response system (or other written or electronic means) approved by the Vice President of Human Resources, each Participant shall designate the measuring investments that shall be used to determine the value of such Participant’s Account (until changed as provided herein): (i) one or more measuring investments for the current Account balance, and (ii) one or more measuring investments for amounts that are credited to the Account in the future.

4.4.     Losses Under the Plan. The cash value of the Participant’s Account shall depend on the investment return experience of the Participant’s elected measuring investments. No officer, director or employee of the Employer shall be accountable or liable for any investment losses to a Participant’s Account incurred by virtue of implementing the directions of the Participant with respect to the measuring investments of the Account or due to any reasonable administrative delay in implementing such directions.

SECTION 5

VESTING

A Participant shall be fully vested in the funds credited to the Participant’s Account at all times.

SECTION 6

UNFUNDED PLAN

The obligations to make payments under the Plan constitute only the unsecured (but legally enforceable) promises of the Participant’s Employer and Graco to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of the Employer and Affiliates. The Employer shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under the Plan. If such a fund, trust or account is established, the property therein that is allocable to the Employer shall remain the sole and exclusive property of the Employer.

SECTION 7

DISTRIBUTIONS

7.1.    Distribution.

          7.1.1.    Time of Distribution.

(a)

Election for Distribution as of a Specified Time. The Participant may elect the year in which distribution of the Participant’s Account is to commence. If the Participant elects to commence distribution as of a specified year, distribution shall commence as soon as administratively possible after January 1 of the year elected by the Participant.

(b)

Effective Date of Elections. The Participant’s election will be effective as of the January 1 following the date of the Participant’s election and shall apply to contributions to the Participant’s Account made after that date. If the Participant subsequently makes a new election, the new election will be effective as of the January 1 following the date of the Participant’s new election and shall apply to contributions to the Participant’s Account made after that date. Prior contributions to the Participant’s Account shall be subject to the Participant’s election in effect at the time a contribution is made (unless the Participant elects to delay the time of distribution as provided below). The Participant may make an initial election as to the time of distribution for subsequent contributions at the time the Participant is selected to participate in the Plan.

(c)

Election to Delay the Time of Distribution. The Participant may make a one-time election to change the time of distribution. The election shall delay the distribution to a date that is at least five (5) years after the date the distribution would have been made to the Participant absent the election. The election shall not take effect until the date that is twelve (12) months after the date on which the Participant makes the election. In addition, in the case of a distribution as of a specified time (but not upon a Participant’s Separation from Service, Disability, or death), the election shall not take effect unless the Participant makes the election at least twelve (12) months prior to the date the distribution is to commence. If the Participant also desires to change the form of distribution, that election must be made at the time the Participant elects to change the time of distribution.

(d)

Default Time of Distribution. Unless the Participant elects otherwise, a Participant’s Account (reduced by the amount of any applicable payroll, withholding and other taxes) shall be distributed as soon as administratively possible after the January 1 following the date of the earlier of the Participant’s Separation from Service, Disability, or death.

(e)

Delay in Distribution to Key Employees. Notwithstanding the foregoing, in the case of a distribution to a Participant who is a key employee where the timing of the distribution is based on the key employee’s Separation from Service, the date of distribution to the key employee shall be the first day of the month following the date that is six (6) months after the date of the key employee’s Separation from Service (or, if earlier, the date of the Participant’s death). A key employee shall be a key employee as defined in section 416(i) of the Code without regard to paragraph 5 of section 416(i) of the Code. All distributions under this Plan shall comply with the requirements of section 409A(a)(2)(B)(i) of the Code.

          7.1.2.     Form of Distribution.

(a)	Election of Form of Distribution. The Participant may elect the form of distribution for the Participant’s Account.

(i)	Lump Sum. The Participant may elect distribution to be made in a single lump sum payment in cash.

(ii)

Installments. A Participant may elect distribution to be made in a series of cash installment payments payable annually over a period of five (5), ten (10), or fifteen (15) years. The amount of an installment payment to a Participant shall be substantially equal to the amount in the Participant’s Account on January 1 of the Plan Year in which the installment payment is to be paid divided by the remaining number of installment payments payable to the Participant. The final payment to the Participant shall equal the amount in the Participant’s Account as of the payment date.

(b)

Effective Date of Elections. The Participant’s election will be effective as of the January 1 following the date of the Participant’s election and shall apply to contributions to the Participant’s Account made after that date. If the Participant subsequently makes a new election, the new election will be effective as of the January 1 following the date of the Participant’s new election and shall apply to contributions to the Participant’s Account made after that date. Prior contributions to the Participant’s Account shall be subject to the Participant’s election in effect at the time a contribution is made (unless the Participant elects to delay the time of distribution as provided below). The Participant may make an initial election as to the form of distribution for subsequent contributions at the time the Participant is selected to participate in the Plan.

(c)

Election to Change the Form of Distribution. The Participant may make a one-time election to change the form of distribution. The election shall delay the distribution to a date that is at least five (5) years after the date the distribution would have been made to the Participant absent the election. The election shall not take effect until the date that is twelve (12) months after the date on which the Participant makes the election. In addition, in the case of a distribution as of a specified time (but not upon a Participant’s Separation from Service, Disability, or death), the election shall not take effect unless the Participant makes the election at least twelve (12) months prior to the date the distribution is to commence. If the Participant also desires to change the time of distribution, that election must be made at the time the Participant elects to change the form of distribution.

(d)	Default Form of Distribution. Unless the Participant elects otherwise, the Participant’s Account shall be distributed in a single lump sum payment in cash.

           7.1.3.    Taxation of Distribution. The Participant’s Account shall be subject to Federal income and employment taxes at the time of payment or such earlier date as provided under the Code. The Participant’s Account shall also be subject to applicable state taxes.

            7.1.4.    Death Prior to Full Distribution. If the Participant dies before distribution of the Participant’s Account has been commenced or completed, the remainder of the undistributed Account shall be distributed to the Participant’s Beneficiary at the time or times elected by the Participant and in the form or forms elected by the Participant. The Beneficiary shall not have the right to elect to change the time or form of distribution.

7.2.     Designation of Beneficiaries.

          7.2.1.    Right To Designate. Each Participant may designate, upon forms to be furnished by and filed in accordance with procedures established by the Vice President of Human Resources, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of the Participant’s Account in the event of the Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary or spouse. No such designation, change or revocation shall be effective unless signed by the Participant and received by the Vice President of Human Resources during the Participant’s lifetime. The Vice President of Human Resources may establish rules for the use of electronic signatures. Until such rules are established, electronic signatures shall not be effective.

          7.2.2.    Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of the Participant’s surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

Participant’s surviving spouse
Participant’s surviving issue per stirpes and not per capita
Participant’s surviving parents
Participant’s surviving brothers and sisters
Representative of Participant’s estate.

         7.2.3.    Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim his or her interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must not have received a distribution of all or any portion of a Account and must have attained at least age twenty-one (21) years at the time such disclaimer is signed and delivered. Any disclaimer must be in writing and must be signed by the Beneficiary and acknowledged by a notary public. The Vice President of Human Resources may establish rules for the use of electronic signatures and acknowledgments. Until such rules are established, electronic signatures and acknowledgments shall not be effective. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original signed copies of the disclaimer must be both signed and actually delivered to the Vice President of Human Resources after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Vice President of Human Resources. A disclaimer shall be considered to be delivered to the Vice President of Human Resources only when actually received by the Vice President of Human Resources. The Vice President of Human Resources shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of this Plan Statement and shall not be considered to be an assignment or alienation of benefits in violation of federal law prohibiting the assignment or alienation of benefits under the Plan. No other form of attempted disclaimer shall be recognized by the Vice President of Human Resources.

         7.2.4.    Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, subject to the following:

(a)	a legally adopted child and the adopted child’s lineal descendants always shall be lineal descendants of each adoptive parent (and of each adoptive parent’s lineal ancestors);

(b)

a legally adopted child and the adopted child’s lineal descendants never shall be lineal descendants of any former parent whose parental rights were terminated by the adoption (or of that former parent’s lineal ancestors); except that if, after a child’s parent has died, the child is legally adopted by a stepparent who is the spouse of the child’s surviving parent, the child and the child’s lineal descendants shall remain lineal descendants of the deceased parent (and the deceased parent’s lineal ancestors);

(c)

if the person (or a lineal descendant of the person) whose issue are referred to is the parent of a child (or is treated as such under applicable law) but never received the child into that parent’s home and never openly held out the child as that parent’s child (unless doing so was precluded solely by death), then neither the child nor the child’s lineal descendants shall be issue of the person.

“Child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.

        7.2.5. Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)

If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)

The automatic Beneficiaries and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)

If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form signed by the Participant and received by the Vice President of Human Resources after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(d)

Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)

Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

A Beneficiary designation is permanently void if it either is signed or is filed by a Participant who, at the time of such signing or filing, is then a minor under the law of the state of the Participant’s legal residence. The Vice President of Human Resources shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

7.3.     General Distribution Rules.

         7.3.1.     Distribution in Cash. Distribution of a Participant’s Account shall be made in cash.

         7.3.2.    Facility of Payment. In case of the legal disability, including minority, of a Participant or Beneficiary entitled to receive any distribution under the Plan, payment shall be made, if the Vice President of Human Resources shall be advised of the existence of such condition:

(a)	To the duly appointed guardian or conservator of such Participant or Beneficiary, or

(b)	To the duly appointed attorney-in-fact or other legal representative of such Participant or Beneficiary, or

(c)

To a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided, however, such person or institution has satisfied the Vice President of Human Resources that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator, attorney-in-fact or other legal representative of such Participant or Beneficiary as provided above.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Employer, the Vice President of Human Resources, and the Fund therefore.

SECTION 8

SPENDTHRIFT PROVISION

No Participant or Beneficiary shall have any transmissible interest in any Account nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same, nor shall the Plan recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code and section 206(d) of ERISA) before the Account is distributed to the Participant or Beneficiary.

The power to designate Beneficiaries to receive the Account of a Participant in the event of death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber the Participant’s Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Employer and the Vice President of Human Resources.

SECTION 9

AMENDMENT AND TERMINATION

9.1.     Amendment. Graco reserves the power to amend this Plan Statement either prospectively or retroactively or both:

(a)	in any respect by action of its Board of Directors;

(b)	in any respect that does not materially increase the cost of the Plan by action of the Committee; and

(c)

in any respect to eligibility, (i) to add or remove participating employers, and (ii) to add or remove such position, salary schedule, grade or other classification provided in Schedule II by action of the Vice President of Human Resources.

The power to amend this Plan Statement may not be delegated.

9.2.     Discontinuance of Contributions and Termination of Plan. Graco also reserves the right, by action of its Board of Directors, at any time to totally or partially terminate the Plan, and to reduce, suspend or discontinue contributions to the Plan.

9.3.     Merger or Spinoff of Plans.

          9.3.1.   In General. The Committee may cause all or a part of the Plan to be merged with all or a part of any other plan. The Committee may cause all or a part of the Plan to be spun off to another plan.

          9.3.2.   Beneficiary Designations. If assets and liabilities are transferred from another plan to the Plan, Beneficiary designations made under that plan shall become void with respect to deaths occurring on or after the date as of which such transfer is made and the Beneficiary designation rules of this Plan Statement shall apply beginning on such date.

SECTION 10

INDEMNIFICATION

Except as prohibited by applicable law, Graco shall defend, indemnify and hold harmless from any and all liabilities, costs and expenses (including legal fees), to the extent not covered by insurance, each officer, director or employee of the Employer, who is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding with respect to the Plan, whether imposed under ERISA or otherwise, wherever brought, whether civil, criminal, administrative or investigative by reason of the fact that the individual is or was a fiduciary or administrator of the Plan (as defined in ERISA), or by reason of acting in any other capacity in connection with the Plan. No such indemnification, however, shall be required or provided if such liability arises (i) from the individual’s claim for the individual’s own benefit, (ii) from the proven willful misconduct, fraud or the bad faith of the individual, or (iii) from the criminal misconduct of such individual if the individual had reason to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the individual’s conduct was unlawful. This indemnification shall continue as to an individual who has ceased to be an officer, director or employee of the Employer and shall inure to the benefit of the heirs, executors and administrators of such an individual.

SECTION 11

DETERMINATIONS — CLAIM PROCEDURES

11.1.    Determinations. The benefits under the Plan will be paid only if the Vice President of Human Resources and, to the extent a Participant appeals a claim, the Committee decide in their discretion that the applicant is entitled to them. The Vice President of Human Resources has discretionary authority to grant or deny benefits under the Plan. The Vice President of Human Resources shall have the sole discretion, authority and responsibility to interpret and construe this Plan Statement and all relevant documents and information, and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of all persons to benefits and the amounts of their benefits. The Vice President of Human Resources shall make such determinations as may be required from time to time in the administration of the Plan. This discretionary authority shall include all matters arising under the Plan. An application for a distribution shall be considered as a claim.

11.2.    Claim and Review Procedures. Until modified by the Committee, the claim and review procedures set forth in this section shall be the mandatory claims and review procedure for the resolution of disputes and disposition of claims filed under the Plan to be reviewed by the Vice President of Human Resources and the Committee.

         11.2.1.   Initial Claim. An individual may, subject to any applicable deadline, file with the Vice President of Human Resources a written claim for benefits under the Plan in a form and manner prescribed by the Vice President of Human Resources.

(a)	If the claim is denied in whole or in part, the Vice President of Human Resources shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)

The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Vice President of Human Resources determines that special circumstances require an extension of time for determination of the claim, provided that the Vice President of Human Resources notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

        11.2.2.    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination;

(b)	references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)

a description of the claims review procedure, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.

        11.2.3.    Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.

        11.2.4.    Claim on Review. If the claim, upon review, is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)

The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)

In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)

The Committee’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        11.2.5.    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the denial;

(b)	references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(e)	a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

11.3.    Rules and Regulations.

        11.3.1.    Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Vice President of Human Resources or the Committee.

        11.3.2.    Specific Rules.

(a)

No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Vice President of Human Resources or the Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Vice President of Human Resources or the Committee upon request.

(b)

All decisions on claims shall be made by the Vice President of Human Resources and all decisions on requests for a review of denied claims shall be made by the Committee, unless delegated by either as provided for in the Plan, in which case references in this section shall be treated as references to the delegate of the Vice President of Human Resources or the Committee.

(c)

Claimants may be represented by a lawyer or other representative at their own expense, but the Vice President of Human Resources and the Committee reserve the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)	The decision on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing.

(e)

In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)

The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)

The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)

For the purpose of this section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i)	The Vice President of Human Resources and the Committee may, in their discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

11.4.  Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the Vice President of Human Resources within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based. If or to the extent that the claim relates to a failure to effect a Participant’s or Beneficiary’s investment directions or a Participant’s election regarding contributions, a claim must be filed with the Vice President of Human Resources within thirty (30) days after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

11.5.   Exhaustion of Administrative Remedies. Notwithstanding any provision in this Plan Statement, the exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)

no legal action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be commenced until the claims and review procedure set forth herein have been exhausted in the entirety; and

(b)

in any such legal action all explicit and all implicit determinations by the Vice President of Human Resources (including, but not limited to, determinations as to whether the initial request for benefits or request for review was timely filed) shall be afforded the maximum deference permitted by law.

11.6.   Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of:

(a)	thirty (30) months after the date the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(b)	six (6) months after the date the claimant has exhausted the claim and review procedure.

If or to the extent that the claim relates to a failure to effect a Participant’s or Beneficiary’s investment directions or a Participant’s election regarding contributions, the thirty (30) month period shall be nineteen (19) months.

11.7.   Knowledge of Fact by Participant Imputed to Beneficiary and Others. Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

SECTION 12

PLAN ADMINISTRATION

12.1.     Board of Directors. The Board of Directors shall have the authority to amend, freeze or terminate the Plan.

12.2.     Committee. Functions generally assigned to the Committee may be delegated to and discharged by Graco’s officers or a committee.

12.3.     Vice President of Human Resources. Functions generally assigned to the Vice President of Human Resources may be delegated to and discharged by employees of Graco’s Human Resources Department. The Vice President shall not have any authority with respect to the determination of any matter specially affecting his or her individual interest in the Plan (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being vested in and exercisable only by the Committee.

12.4.     Fiduciary Responsibility — In General.

             12.4.1.    Limitation on Authority. No action taken by any fiduciary, if authority to take such action has been delegated or redelegated to it, shall be the responsibility of any other fiduciary except as may be required by the provisions of ERISA. Except to the extent imposed by ERISA, no fiduciary shall have the duty to question whether any other fiduciary is fulfilling all of the responsibility imposed upon such other fiduciary by this Plan Statement or by ERISA

             12.4.2.     Dual Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

12.5.     Administrator. Graco shall be the administrator for purposes of section 3(16)(A) of ERISA.

12.6.     Named Fiduciaries. The Vice President of Human Resources and the Committee shall be named fiduciaries.

12.7.     Service of Process. In the absence of any designation to the contrary by Graco, the General Counsel of Graco is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

12.8.    Rules and Regulations. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Committee.

12.9.     Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Employer or the Committee pursuant to any provision of this Plan Statement may be signed in the name of the Employer by any officer or by any employee who has been authorized to make such certification or to give such notices or consents or by any Committee member.

12.10.    Information Furnished by Participants. Neither the Employer, the Committee, or the Vice President of Human Resources shall be liable or responsible for any error in the computation of the Account of a Participant resulting from any misstatement of fact made by the Participant, directly or indirectly, to the Employer, the Committee, or the Vice President of Human Resources, and used by them in determining the Participant’s Account. Neither the Employer, the Committee, or the Vice President of Human Resources shall be obligated or required to increase the Account of such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the Account of any Participant which is overstated by reason of any such misstatement shall be reduced to the amount appropriate for the Participant in view of the truth.

12.11.    Receipt of Documents. If a form or document must be filed with or received by the Employer, the Committee, or the Vice President of Human Resources (the “appropriate entity”), it must be actually received by the appropriate entity to be effective. The determination of whether or when a form or document has been received by the appropriate entity shall be made by the Vice President of Human Resources on the basis of what documents are acknowledged by the appropriate entity to be in its actual possession without regard to the “mailbox rule” or similar rule of evidence. The absence of a document in the appropriate entity’s records and files shall be conclusive and binding proof that the document was not received by the appropriate entity.

12.12.   Powers of Attorney. The Plan shall recognize a document submitted to the Vice President of Human Resources by which a Participant or Beneficiary appoints another person as his or her attorney in fact, under the following rules:

(a)

that neither Graco or the Vice President of Human Resources shall be required to determine whether the document complies with the applicable state law regarding powers of attorneys or attorneys in fact;

(b)

that if the document enumerates one or more specific powers in addition to a general power to act, the enumeration of one or more specific powers shall not be deemed to limit the generality of the general power to act; in other words, the general power shall continue to be in force; and

(c)	that the document is signed by the Participant or Beneficiary and is notarized.

The Vice President of Human Resources may establish additional rules for the acceptance of powers of attorneys for Plan purposes. The Vice President of Human Resources may review the document as to whether it complies with the rules. If there is a conflict between the action of a court appointed guardian or conservator and an attorney in fact, then the authority of the court appointed guardian or conservator shall be recognized as superior to that of an attorney in fact.

12.13.    Guardians and Conservators. The Plan shall recognize the authority of a court appointed guardian or conservator to act on behalf of a Participant or Beneficiary to the extent such action is within the authority granted to the court appointed guardian or conservator.

SECTION 13

IN GENERAL

13.1.  Disclaimers.

          13.1.1.     Effect on Employment. Neither the terms of this Plan Statement nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any employee, and the Employer shall not be obligated to continue the Plan. The terms of this Plan Statement shall not give any employee the right to be retained in the employment of the Employer.

          13.1.2.     Sole Source of Benefits. Neither the Employer nor any of its officers nor any member of its Board of Directors nor any member of the Committee in any way guarantee Participant Accounts against loss or depreciation, nor do they guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant, Beneficiary, or other person. Each Participant, Beneficiary, or other person entitled at any time to payments hereunder shall look solely to the assets of the Participant’s Employer and Graco for such payments. If an Account shall have been distributed to a former Participant, Beneficiary, or any other person entitled to the receipt thereof, such former Participant, Beneficiary, or other person, as the case may be, shall have no further right or interest in the other assets.

13.2.    Applicable Laws.

          13.2.1.    ERISA Status. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly.

          13.2.2.     Internal Revenue Code Status. The Plan is intended to be a nonqualified deferred compensation arrangement under section 409A of the Code.

13.3.     Choice of Law. This instrument has been executed and delivered in the State of Minnesota and, except to the extent that federal law is controlling, shall be construed and enforced in accordance with the laws of the State of Minnesota.

SCHEDULE I

EMPLOYERS PARTICIPATING

Name of Employer	Effective Date of Plan Adoption

1. Graco Inc.	05/01/05

2. Graco Minnesota Inc.	05/01/05

3. Liquid Control Corp.	05/01/05

4. Decker Industries	05/01/05

5. Profill Corporation	05/01/05

5. Gusmer Corporation	05/01/05

SCHEDULE II

COVERED SALARY GRADE LEVELS AND CLASSIFICATIONS

Name of Employer		Effective Date	Position or Salary Schedule	Grade or Other Classification

1.	Graco Inc.	05/01/05	Exec, Admin & Engrg	14-26
		05/01/05	Sales	35-37
		05/01/05	Information Systems	68-70
		05/01/05	Legal	76-79

2.	Graco Minnesota Inc.	05/01/05	Exec, Admin & Engrg	14-26
			Plant Management SF	57

3.	Liquid Control Corp.	05/01/05	President
		05/01/05	Director of Finance
		05/01/05	Vice President, Sales
& Marketing

4.	Decker Industries	05/01/05	General Manager

5.	Profill Corp.	05/01/05	None

6.	Gusmer Corporation	05/01/05	General Manager Director of Operations Director of Admin

SCHEDULE III

MEASURING INVESTMENTS

A.    Measuring Investments. The measuring investments shall be the same as the investment options available under the Graco Employee Investment Plan (excluding Graco common stock).

B.    Default Rules. If a Participant has not designated which measuring investments shall be used to determine the value of the Participant's Account, the value of the Participant's Account will be determined using the same default investment option as provided under the Graco Employee Investment Plan.